FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433 REGISTRATION FILE NO.: 333-172366-09

Collateral Update:

Annex A-1 to the Free Writing Prospectus dated September 6, 2013 (the “Free Writing Prospectus”) related to WFRBS Commercial Mortgage Trust 2013-C16, Commercial Mortgage Pass-Through Certificates, Series 2013-C16 is hereby updated as set forth below.  The information below supersedes any contradictory information in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus remain unmodified.

The value in the column entitled “Replacement Reserve Cap ($)(20)” on Annex A-1 for the Mortgaged Property referred to as Holiday Inn & Suites Westway Park is changed from $0 to $500,000.

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.